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                                 [LETTERHEAD]


We have been the Company's independent accounting firm since April 16, 1996. In March 1997, the Company retained Ernst & Young LLP to perform the audit for the year ended December 31, 1996. We will still perform various store audits, tax and financial planning for the Company. The change was not the result of any disagreement relating to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. No reports issued by us contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. At no time during our engagement were there any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. We have read the disclosures provided by the Company and agree with such disclosures.



HEROLD, HOWARD & MADSEN, PC
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Herold, Howard & Madsen, PC

Dallas, Texas
May 29, 1997